Stradley Ronon Stevens & Young, LLP 2000 K Street, N.W., Suite 700 Washington, DC 20006-1871 Telephone 202.822.9611 Fax 202.822.0140 www.stradley.com

January 27, 2022

Invesco Capital Management LLC

3500 Lacey Road

Suite 700

Downers Grove, IL 60515

Ladies and Gentlemen:

We have acted as counsel to Invesco Capital Management, LLC, as sponsor (the “Sponsor”) of Invesco BLDRS Index Funds Trust, a unit investment trust organized under the laws of the State of New York consisting of one fund designated as Invesco BLDRS Emerging Markets 50 ADR Index Fund (the “Trust”), in connection with Post-Effective Amendment No. 21 to the Trust’s registration statement on Forms S-6 and N-8B-2 (File No. 333-84788) (the “Registration Statement”), to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about January 27, 2022, registering an indefinite number of units of fractional undivided interest of the Trust, (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of Form S-6 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the prospectus filed as part of the Registration Statement (the “Prospectus”);

(ii)	the Trust Indenture and Agreement and the Standard Terms and Conditions of Trust in effect on the date of this opinion letter;

(iii)

the agreements adopted by the Sponsor and The Bank of New York Mellon, a corporation organized under the laws of the State of New York with trust powers (the “Trustee”) of the Trust relating to the Registration Statement, the Shares, and the authorization for issuance and sale of the Shares; and

(iv)	the exemptive order applicable to the Trust issued by the Commission under the Investment Company Act permitting the Trust to operate as a unit investment trust (the “Exemptive Order”)

January 27, 2022

As to certain matters of fact that are material to our opinions, we have relied on certificates of officers of the Sponsor and the Trustee. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Sponsor or trustee of the Trust are actually serving in such capacity, and that the representations of officers of the Sponsor or trustee of the Trust are correct as to matters of fact. We have also assumed compliance by the applicants with each of the conditions contained in the application, as amended, for the Exemptive Order that provides an exemption from Sections 2(a)(32), 4(2), 22(d), 24(d) and 26(a)(2)(C) of the Investment Company Act and Rule 22c-1 under the Investment Company Act. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the State of New York and the provisions of the Investment Company Act that are applicable to equity securities issued by registered unit investment trusts. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and paid for by the purchasers upon the terms described in the Registration Statement and the Prospectus, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinion of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Opinion” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP